Exhibit 10.15

FUEL TECH, INC.

2012 FUEL CHEM® Officer Commission Plan

1.	OBJECTIVE; EFFECTIVE DATE

1.1 Objective. This 2012 FUEL CHEM Officer Commission Plan (“Plan”) describes the terms upon which Fuel Tech, Inc. (“Fuel Tech”) will compensate its Senior Vice President, FUEL CHEM Sales for the sale of products and services relating to its FUEL CHEM line of business for sales occurring in the United States and Canada. The objective of this Plan is to increase the revenues and profitability of Fuel Tech by providing compensation incentives to its Senior Vice President, FUEL CHEM Sales. Capitalized terms not otherwise defined in this Plan shall have the meanings set forth on Exhibit A attached hereto.

1.2 Effective Date. This Plan shall be effective as of January 1, 2012 and continue in effect through December 31, 2012, subject to the terms hereof.

2.	DEFINITIONS

“Commission” – means the commission paid to the Officer in accordance with this Plan.

“Eligible Employee” – means any Fuel Tech employee eligible for participation in the Employee Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“Employee Commission Plan” – means the 2012 FUEL CHEM Employee Sales Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.

“Officer” – means Fuel Tech’s Senior Vice President, FUEL CHEM Sales.

“Specified Percentage” – means the confidential percentage rate provided to the Officer together with this Plan.

3.	COMMISSION

3.1 Officer Commission. Fuel Tech shall pay to the Officer a Commission equal to the Specified Percentage of all commission payments by Fuel Tech to Eligible Employees under the Employee Commission Plan; provided, however, that Fuel Tech shall be entitled to offset from such payments an amount equal to the Specified Percentage of any and all offsets made to commission payments to Eligible Employees under the Employee Commission Plan. Such Commission shall be payable, if at all, in accordance with Paragraph 4 below.

3.2 Payments. Following the end of each calendar quarter during which this Plan is in effect, Fuel Tech will determine the aggregate amount of Commission due to the Officer based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP and pay the Officer the amount of such Commission from the prior calendar quarter within forty-five (45) days, subject to any offsets

4.	ADDITIONAL TERMS

4.1 Dispute Resolution. Disagreements or disputes between Fuel Tech and the Officer arising out of or relating to the interpretation of this Plan shall be submitted to the Chief Executive Officer and Executive Vice President, Marketing & Sales for resolution. Such officers shall decide the issue in their sole and absolute discretion. Any such decision shall be final and binding. For the avoidance of doubt, it is understood that the Officer shall not be entitled to participate in any other incentive plan or arrangement offered by Fuel Tech.

4.2 Modification, Amendment or Termination. This Plan is subject to modification, amendment or termination at any time at the discretion of Fuel Tech. Fuel Tech shall provide the Officer with written notice of any such modification, amendment or termination.

4.3 No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of the Officer’s employment with Fuel Tech, nor does it constitute a guarantee of employment for a specified period. Employment with Fuel Tech is at will, which means that either the Officer or Fuel Tech may terminate the employment relationship at any time, with or without cause or prior notice. This Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the employee.

4.4 Disclaimer. This Plan is only valid for the year 2012. There is no guarantee that in 2012 or in subsequent years a commission plan or similar plan shall be adopted, and, if adopted, the terms, conditions and provisions of any such plan shall be determined in the sole and absolute discretion of the Board of Directors of Fuel Tech.

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